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EXHIBIT 5

                   November 7, 1997



Bonded Motors, Inc.
7522 S. Maie Avenue
Los Angeles, California  90001

RE:       Registration Statement On Form S-8
          1996 Incentive Stock Plan, as amended;
          1996 Non-Employee Directors Stock Option Plan, as amended

Ladies and Gentlemen:

We have acted as counsel to Bonded Motors, Inc., a California corporation (the "Company"), in connection with the registration by the Company of shares (the "Shares") of its Common Stock, no par value, pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") for the Company's 1996 Incentive Stock Plan, as amended, and the Company's 1996 Non-Employee Directors Stock Option Plan, as amended (collectively, the "Plans"), under which 570,000, and 50,000 shares, respectively, are to be registered.
We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Petillon & Hansen
PETILLON & HANSEN